WFNMT 2008-A / 2008-B	$225 Mln	**PRICED**
Leads: RBS Greenwich Capital(str/B&D), JPMorgan
Co-Managers: Barclays Capital, RBC Capital Markets, Wachovia Securities 100%
Pot

Class	Size	WAL (yr)	Exp Final	Rtgs(S/F)	Bench+	Spd	Yld	Px
2008-A A	$57,000,000	1.93	08/16/2010	AAA/AAA	1ML +	300		$100
2008-B A	$120,750,000	1.26	12/15/2009	AAA/AAA	EDSF +	265	5.622	$99.9911
2008-A M	$2,706,000	1.93	08/16/2010	AA/AA	1ML +	500		$100
2008-B M	$5,732,000	1.26	12/15/2009	AA/AA	EDSF +	500	7.972	$99.9487
2008-A B	$3,427,000	1.93	08/16/2010	A/A+	1ML +	750		$100

Expected Settle Date:	September 12, 2008
First Pay Date:	October 15, 2008
Legal Final 2008-A:	June 16,2014
Legal Final 2008-B:	October 15,2013
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling
     1-866-884-2071 or emailing offeringmaterials@rbsgc.com.